EXHIBIT 99.2

                        TEXACO ANNOUNCES PUBLIC ISSUANCE
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                   OF $150 MILLION IN 10-YEAR DEBT SECURITIES
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FOR  RELEASE:  MONDAY,  JANUARY  27,  1997.
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         WHITE  PLAINS,  N.Y.,  Jan. 27 - Texaco  Capital  Inc., a  wholly-owned finance subsidiary of Texaco Inc., announced that it is issuing $150 million of 10-year notes in a public offering. These securities, which will mature on February 1, 2007, are being offered at a price of 100 percent of par with an interest coupon rate of 7.09 percent and are not callable during the term. Texaco Inc. will unconditionally guarantee the securities.
         Proceeds   from  the  sale  will  be  loaned  to  Texaco  Inc.  or  its subsidiaries to be used for working capital, for retirement of debt and for other general corporate purposes.
         The sale is being offered through an underwriting group led by Blaylock & Partners, L.P. and co-managed by Muriel Siebert & Co., and W.R. Lazard, Laidlaw and Luther. The debt securities are issued under a shelf registration statement that was filed with the Securities and Exchange Commission in June 1993.
         Today's selection of the underwriters for this offering is consistent with Texaco's plans to broaden its base of vendors and suppliers of services with additional women- and minority-owned firms. Texaco's business partnering program was developed as part of the company's efforts to ensure that its business practices enhance its ability to compete successfully in the complex global marketplace.


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CONTACT:          Cynthia Michener  914-253-4743



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